[FIDELITY BANKSHARES, INC. LETTERHEAD]

      *NEWS RELEASE*NEWS RELEASE*NEWS RELEASE*NEWS RELEASE*


Release Date:  August 18, 1997     FOR IMMEDIATE RELEASE

Contact: Vince A. Elhilow, President and Chief Executive Officer Richard D. Aldred, Chief Financial Officer
               (407) 659-9900



        FIDELITY BANKSHARES, INC. TO ACQUIRE BANKBOYNTON

WEST PALM BEACH, Fla., August 18 -- Fidelity Bankshares, Inc. (NASDAQ: FFFL) announced today that it has reached a definitive agreement to acquire BankBoynton, a Boynton Beach, Florida based thrift having $57.6 million in assets. The agreement has been approved by the boards of directors of both companies and is subject to the approval of BankBoynton's stockholders and appropriate regulatory agencies. The merger is expected to close during the fourth quarter of 1997.

The agreement to acquire BankBoynton is structured on a purchase accounting basis and provides that Fidelity Bankshares, Inc. will acquire all the outstanding common stock of BankBoynton for $9.00 per share, cash. The total purchase price of approximately $5.6 million is one and one half times BankBoynton's net book value.

Fidelity Bankshares, Inc. operates Fidelity Federal Savings Bank of Florida, based in West Palm Beach, with assets of $1 billion and 21 offices in Palm Beach and Martin counties. As a result of this acquisition, BankBoynton's three offices will be merged into Fidelity Federal's existing branch network.

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